Exhibit 10.63

CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE REGISTRANT HAS DETERMINED THAT IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. REDACTED INFORMATION IS INDICATED BY [***]

AIRCRAFT PURCHASE AGREEMENT

This Purchase Agreement (the “Purchase Agreement”) is dated as of February 26, 2021 and entered into by and between XTI Aircraft Company, a corporation duly organized and existing under the laws of the State of Delaware, having its principal place of business at 7625 S. Peoria St., Suite 216A, Englewood, CO 80112, United States of America (“XTI”) and [***], a [***], having its corporate office at [***] United States of America (“Buyer”). XTI and Buyer may each be referred to herein individually as a “Party” and together as the “Parties”.

1.  SUBJECT MATTER OF PURCHASE AGREEMENT: The “Aircraft” sold pursuant to this Purchase Agreement are XTI TriFan 600 aircraft, as more specifically described in the XTI TriFan 600 Technical Description, Release dated March, 2021 attached as Exhibit A, as may be revised from time to time (the “Technical Description”), outfitted pursuant to the XTI TriFan 600 Aircraft Configuration, Release dated March, 2021 attached as Exhibit B, as may be revised from time to time (the “Aircraft Configuration”). The Buyer may request changes in the Aircraft Configuration relating to any Aircraft, provided that the Buyer provides XTI with notice in writing of any such requested change at least twelve (12) months prior to the Delivery Quarter (as defined in Section 3 below) of the affected Aircraft.

2.  SUBJECT: On the terms and conditions set forth in this Purchase Agreement, XTI shall sell to Buyer, and Buyer shall purchase and take delivery from Seller, of forty (40) Aircraft.

3.  PURCHASE PRICE: The “Base Purchase Price” for each Aircraft will be determined by XTI, as set forth in this Section 3, during the first month of the calendar quarter (the “Pricing Calculation Quarter”) that is one (1) calendar quarter prior to the quarter in which the Aircraft is scheduled for delivery to Buyer (the “Delivery Quarter”), and will be calculated as the average of the Base Prices (as defined below) for all XTI TriFan 600 aircraft transactions with executed purchase agreement(s) due to deliver in the applicable Delivery Quarter.

The “Total Purchase Price” is the sum of the Base Purchase Price, plus any installed options selected by the Buyer, as provided in the Aircraft Configuration, less twelve percent (12%).

No later than the tenth (10th) calendar day of the Pricing Calculation Quarter, XTI will provide Buyer a Pricing Confirmation Letter, which will identify each Aircraft scheduled for delivery in the next Delivery Quarter and its calculated Base Purchase Price (a “Pricing Confirmation Letter”). Each Pricing Confirmation Letter shall be signed by the Chief Financial Officer of XTI and shall contain a certification that the Base Purchase Price for each Aircraft was calculated in conformity with the provisions of this Section 3. Each Pricing Confirmation Letter will include supporting documentation used by XTI in connection with the calculation, including a listing of all applicable executed purchase agreements included in the calculation of the Base Purchase Price. Buyer shall return to XTI a countersigned copy of each Pricing Confirmation Letter to evidence the Buyer’s acknowledgement of and agreement with the Base Purchase Price set forth therein. The Parties agree that each mutually executed Pricing Confirmation Letter shall constitute an amendment to this Purchase Agreement confirming the Base Purchase Price for the applicable Aircraft. Invoices will promptly be generated by XTI and delivered to the Buyer to reflect the Total Purchase Price (as defined above) and the net amount due upon delivery of each Aircraft (after applying the Deposit applicable to each Aircraft, as described in Section 4 below).

In the event that there are no XTI TriFan 600 aircraft scheduled for delivery in the applicable Delivery Quarter, other than the Aircraft to be delivered to the Buyer, then the executed agreements for XTI TriFan 600 aircraft delivered or to be delivered in the quarter immediately prior to Delivery Quarter will be used for purposes of calculating the Base Purchase Price.

“Base Price” means the Total Purchase Price (as defined in the relevant purchase agreement for each customer other than the Buyer), adjusted to exclude all optional equipment.

4.  DEPOSIT: The Buyer shall place a deposit in the amount of $20,000 for each of forty (40) Aircraft, for a total of $800,000 (the “Deposit”), by wire transfer of immediately available funds into an account designated by XTI, immediately upon XTI providing such account information to the Buyer. The Deposit shall be refundable only as expressly set forth in Section 17(c) of this Purchase Agreement. For each Aircraft, $20,000 of the Deposit shall be credited against the Total Purchase Price.

5.  INSPECTION: The Buyer’s obligation to accept delivery of each Aircraft is subject to the Buyer’s determination, in its sole discretion, that the Aircraft is in satisfactory compliance with all conditions and specifications, as set forth in Section 8 below, based on a technical inspection (including test flight(s)) and records review (“Inspection”) of each Aircraft. Each Inspection will be completed by the Buyer, at the Buyer’s expense, at XTI’s delivery location (or at such other location as may be mutually agreed between the parties) immediately prior to the time of delivery.

6.  AIRCRAFT ACCEPTANCE: The Buyer shall accept (“Acceptance”) or reject each Aircraft in writing within two (2) business days following completion of the Inspection of each such Aircraft. In the event of a rejection of an Aircraft, the Buyer will provide XTI with a written list of any defects and discrepancies (collectively, “Discrepancies”) identified by the Buyer.

7.  CORRECTION OF DISCREPANCIES: Discrepancies identified by the Buyer as a result of the Inspection, of which XTI has been notified in accordance with the provisions of Section 6, shall be corrected by XTI at XTI’s sole expense, unless otherwise agreed upon by both parties in writing. For the avoidance of doubt, the term “Discrepancies” means a lack of conformity to the Technical Description and/or the Aircraft Configuration, including paint and interior items.

8.  CONDITIONS: Each Aircraft subject to this Purchase Agreement shall be delivered in accordance with the following conditions, at XTI’s expense:

(a)	In conformity with the Technical Description and Aircraft Configuration (as may have been modified upon the Buyer’s request as set forth in Section 1 above);

(b)	With all required certifications and in accordance with all regulatory requirements;

(c)	In Federal Aviation Administration (“FAA”) Airworthy condition consistent the Aircraft’s type certificate, with all systems operational within the parameters outlined in the Technical Description and applicable FAA requirements;

(d)	With a valid FAA Certificate of Airworthiness (without any limitations or conditions stated thereon);

(e)	With all maintenance required to be performed prior to delivery having been performed current on the Aircraft, and any item requiring calibration, certification, weighing or testing in accordance with the Aircraft’s maintenance manual having been completed;

(f)	Containing new parts and components, excluding usage for Inspection, acceptance and testing;

(g)	Free and clear of all liens or other encumbrances on the Aircraft or any of its components; and

(h)	With four (4) Initial Training course entitlements from SIMCOM Aviation Training.

9.  DELIVERY AND CLOSING: XTI shall present each Aircraft to the Buyer for Inspection, acceptance and subsequent delivery according to the delivery schedule attached as Exhibit C, which may be amended from time to time by the parties at the request of the Buyer. Final payment and closing of the purchase of each Aircraft shall occur following XTI’s written notice to Buyer (the “Notice”) that an Aircraft scheduled for delivery is in compliance with the conditions set forth in Section 8 above and is ready for Inspection, and that XTI is prepared to deliver the Aircraft to Buyer following Inspection. Upon receipt of the Notice from XTI, the Buyer will confirm with XTI the date of commencement of the applicable Inspection and anticipated date of delivery. Delivery of each Aircraft shall take place at the Inspection site unless otherwise agreed upon in writing. XTI shall deliver the Notice to the Buyer no less than thirty (30) days prior to the proposed delivery date. XTI shall execute and provide to the Buyer an FAA Bill of Sale and Warranty Bill of Sale, with the FAA Bill of Sale to be recorded upon on the closing of the delivery and receipt by XTI of payment of the Total Purchase Price for the applicable Aircraft. In the event Buyer fails to take delivery of and purchase the Aircraft within two (2) business days after Acceptance, XTI shall be entitled to retain the Deposit applicable to the affected Aircraft. Title and risk of loss or damage to each Aircraft shall pass to the Buyer at the time of delivery.

10.  TAXES: The Buyer shall be responsible for the payment of any sales, use, personal property, excise, goods and services, value added, consumption, luxury, withholding or other similar taxes, duties or assessments and any related penalties and interest that may be levied, assessed, or imposed on the Buyer or on XTI or otherwise by any governmental authority or agency as a result of or in connection with this Purchase Agreement. The Buyer hereby agrees to indemnify and hold XTI harmless from and against any and all taxes, duties and fees assessed or levied by any federal, state or local taxing authority subsequent to and as a result of the sale, delivery, registration or ownership of each Aircraft by the Buyer.

11.  WARRANTIES: XTI will deliver to the Buyer all Maintenance Manuals relating to the Aircraft. The warranties and guarantees set forth in the Technical Description are expressly incorporated by reference in this Purchase Agreement. Each Aircraft, and its parts and components, will be eligible for the warranty coverage, guarantees and product support packages described in the Technical Description.

12.  OPTION TO PURCHASE ADDITIONAL AIRCRAFT: In addition to the above provisions in this Purchase Agreement, XTI hereby grants the Buyer an option to purchase up to and including forty (40) additional Aircraft on all the same terms as set forth herein (the “Option”). The Option may be exercised in whole, in part, or in multiple parts at any time or times until second anniversary of the date of the XTI TriFan 600 certification by the FAA. The Buyer will deliver a written notice or notices to XTI stating the number of options for the Aircraft that the Buyer desires to convert from Options to firm purchase commitments.

13.  IN-HOUSE WARRANTY AND MAINTENANCE: XTI will authorize the Buyer and its affiliate, Constant Aviation, LLC, to perform warranty work on the Buyer’s fleet of Aircraft. XTI will reimburse the Buyer for the labor component of such warranty work in accordance with XTI’s standard authorized service center terms and conditions or, if XTI has no such standard terms and conditions, then based on mutually agreed hourly rates that are consistent with rates provided by other manufacturers to the Buyer.

14.  MOST FAVORED NATION: XTI agrees that, as of the date of this Purchase Agreement, and until the earlier of the date of (a) delivery of the last Aircraft to be delivered hereunder, or (b) termination of this Purchase Agreement, none of XTI, its subsidiaries or affiliates, will sell, on a firm order basis, to any customer other than the Buyer, XTI TriFan 600 aircraft at a Base Purchase Price or a Total Purchase Price (each adjusted to allow comparison on the same basis, including any concessions and/or optional equipment), calculated as set forth in Section 3 above, that is lower than the Base Purchase Price or Total Purchase Price applied to sales of Aircraft to the Buyer.

15.  LIMITED EXCLUSIVITY: From the date of this Purchase Agreement through the end of the thirty-sixth (36th) month after delivery of the first Aircraft under this Purchase Agreement (the “Exclusivity Term”), none of XTI, its subsidiaries or affiliates will enter into any Purchase Agreement or multiple Purchase Agreements with any one entity, or with two or more entities in a related group of entities, for the purchase of a fleet (meaning five (5) or more, in the aggregate) of Aircraft, without the express written consent of the Buyer. The Buyer’s consent will be based on its sole discretion, taking into account competitiveness, operating location, pricing, terms and conditions of the proposed fleet purchase.

16.  TRAINING SUPPORT: The Buyer has informed XTI of its desire to train the Buyer’s pilots and mechanics at its [***] in the United States. XTI agrees to provide [***] with such approvals, licenses, parts, manuals and data as are necessary to build simulators and develop manuals for training of the Buyer’s crew and mechanics.

17. TERMINATION:

(a)	This Purchase Agreement may be terminated by the Buyer, in whole or in part, if the first Aircraft has not been delivered to the Buyer on or prior to the fifth (5th) anniversary of the date of this Purchase Agreement (the “Termination Date”). The Buyer may, but is not obligated to, exercise this right of termination at any time following the Termination Date by providing written notice of such termination to XTI.

(b)	In the event that XTI or any portion of XTI completes an initial public offering of its securities or merges with a publicly traded company (in either case, an “IPO”), then the Buyer shall have the right, but not the obligation, to terminate this Purchase Agreement in whole or in part at any time after the announcement of the IPO by providing thirty (30) days’ prior written notice to XTI of the Buyer’s desire to terminate.

(c)	In the event of a termination pursuant to this Section 17, the Buyer will have no further obligations under this Purchase Agreement as to the portion of the Purchase Agreement so terminated, and XTI shall return all Deposits applicable to the Aircraft with respect to which this Purchase Agreement is terminated, as described in Section 4 above within thirty (30) days of the effective date of the termination.

18. MISCELLANEOUS:

(a)	Assignment. This Purchase Agreement may not be transferred or assigned by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided that the Buyer may assign this Agreement to a wholly owned subsidiary of the Buyer, without XTI’s consent being required.

(b)	Notice. All notices and requests required or authorized under this Purchase Agreement shall be given in writing and delivered to the other Party’s address set forth above. The date on which any such notice is received by the addressee shall be deemed the date of notice.

(c)	Governing Law. This Purchase Agreement is a binding contract executed under and to be construed under the laws of the State of New York, without regard to conflict of law principles thereof. Forum and Venue shall be in the Federal courts sitting in Denver, Colorado.

(d)	Attorneys’ Fees. In the event any action is filed in relation to this Purchase Agreement, each party shall be responsible for its own attorneys’ fees.

(e)	Waiver. Either Party’s failure to enforce any provision of this Purchase Agreement against the other Party shall not be construed as a waiver thereof so as to excuse the other Party from future performance of that provision or any other provision.

(f)	Counterpart Signatures. This Purchase Agreement may be executed in counterparts and facsimiles or electronic transmittals shall serve as originals.

(g)	Severability. The invalidity of any portion of this Purchase Agreement shall not affect the validity of the remaining portions thereof.

(h)	Entire Agreement. This Purchase Agreement is a binding contract and constitutes the entire agreement between the Parties. No statements, promises, or inducements made by either Party to this Purchase Agreement, or any agent or employee of either Party, which are not contained in this written contract shall be valid or binding. This Purchase Agreement may not be enlarged, modified, or altered except in writing signed by both Parties.

IN WITNESS WHEREOF, the Parties hereto have executed this Purchase Agreement effective as of the day and year first above written.

BUYER:			XTI:

By:	[***]		By:
	Name:	[***]		Name:
	Title:	Chairman		Title:	CEO

Date: February 26, 2021			Date: February 28, 2021

Appendices:

1. Technical Description

2. Aircraft Configuration

3. Delivery Schedule

5